EXHIBIT 99.1
Press release dated September 1, 2009

GEOGLOBAL EXPLORATION ACTIVITIES UPDATE

Calgary, Alberta, Canada, September 1, 2009 – GeoGlobal Resources Inc. (GeoGlobal or the Company) (NYSE/AMEX: GGR) disclosed today an update of certain of our exploration activities conducted during the quarter ended June 30, 2009 and through August 31, 2009.

Exploration Highlights:

➢	Production Commences at Tarapur and Proven Reserves announced

➢	Drilling to Commence on KG Onshore Block in the First Quarter 2010

➢	KG Offshore Block Field Development Plan submitted on Deen Dayal West

➢	Testing completed on KG#21, KG#33 and KG#19 on the KG Offshore Block

➢	KG#20-SS to commence drilling on KG Offshore Block

➢	Drilling continues on Ankleshwar Block

Tarapur Block
Tarapur 1 Discovery Area
As previously reported, first production in Tarapur commenced on different dates throughout the month of May 2009 from the three discovery wells (Tarapur 1, Tarapur P and Tarapur 5).  Total gross production from these three wells for the second quarter ending June 30, 2009 amounted to 22,125 Bbls of oil.  In addition to the oil production, a total of 16.1 MMscf of natural gas was produced and flared off.  Upon tie-in of additional wells, it is the intention that the natural gas will also be contained and sold.  The Company’s participating interest share of this production is 14%.

It is expected that three further development wells (TD-1, TD-2 and TD-3) will come on stream during the third quarter of 2009.  As previously reported an independent engineering report which covers the three currently producing wells along with the three development wells that are expected to come on stream during the third quarter, reported that the Company’s share of total proved reserves for these six wells is 0.245 million stock tank barrels (MMSTB).

There are eleven additional wells which are drilled, tested and awaiting tie-in to the oil tank storage facilities.  GSPC as operator is currently in the process of preparing and filing the necessary declarations of commerciality and field development plans pursuant to the provisions of the PSC in order to bring these additional eleven wells within the Tarapur 1 Discovery Area onto production before the end of the fourth quarter of 2009.

Krishna Godavari Onshore Block
In a recent Technical Committee meeting held July 8, 2009, it was agreed among the parties to pursue the 3D seismic and the drilling commitments simultaneously, by identifying prospects and locations based upon the available reprocessed 2D seismic data and related geoscientific information allowing us the ability to meet our Minimum Work Program commitment for Phase I within the necessary timelines, being February 15, 2012.

Three priority locations have been proposed by us to the operator, Oil India Ltd.  These locations have been reviewed by and agreed to by Oil India Ltd, as well as a third party engineering firm.  All of these locations have multiple prospects in both the shallower (Eocene – Miocene) and the deeper (Cretaceous – Jurassic) zones.

All necessary steps are currently being undertaken by Oil India Ltd. in an effort to commence the drilling of the first of twelve exploration wells by the first quarter of 2010.

Krishna Godavari Offshore Block
Deen Dayal West Field Development Plan
On June 18, 2009 GSPC submitted the Deen Dayal West field development plan in accordance with the provisions of the PSC to the Management Committee for approval.  The Deen Dayal West field development plan currently encompasses fifteen wells, which includes recompleting four wells already drilled (KG#8, KG#15, KG#17 and KG#28) along with eleven development wells yet to be drilled.

Six wells (KG#16, KG#19, KG#21, KG#22, KG#32 and KG#33) are awaiting further appraisal before the preparation and submission of a declaration of commerciality pursuant to the PSC can be supported.

KG#21 Well
The KG#21 exploratory well commenced drilling on September 22, 2008 using the Perro Negro 3 (PN-3) jack-up drilling rig.  The well is located approximately 1.36 kilometers northwest of the KG#8 discovery in approximately 60 meters of water depth in the southwestern portion of the KG Offshore Block in the Deen Dayal North-west fault block.  The well was slightly deviated and was drilled to a depth of 5,656 meters being a total vertical depth of 5,467 meters.  The objective of the KG#21 location is two main targets with the primary target being the Lower Cretaceous sequence which was unable to be tested in the KG#31 exploratory well due to mechanical problems and the secondary target being the Upper Cretaceous fan deposits.

GSPC as operator originally planned a total of seven drill stem tests on the KG#21 well in the Lower Cretaceous sequence over the 722 gross meter interval of 4,920.5 to 5,642.5 meters.  GSPC subsequently settled on four drill stem tests over the sequence in the Lower Cretaceous and one drill stem test over the sequence in the Upper Cretaceous, the results of which are as follows:

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DST-1, the first drill stem test was conducted by perforating 37.5 net meters over the gross interval 5,593.7 to 5,642 meters.  This successful DST-1flowed during clean-up, on a 36/64 inch choke at a stabilised rate of 20 MMscfd gas and 2,600 barrels per day water with 4,670 psi (pounds per square inch) flowing well head pressure.  During the main flow, on a 20/64 inch choke, the well flowed at a stabilised rate of 10 MMscfd gas and 1,200 barrels per day water with 7,220 pounds per square inch flowing well head pressure.

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DST-2, the second drill stem test was conducted by perforating 25 net meters over the gross interval 5,517 to 5,567 meters. DST-2 flowed during clean-up, on a 24/64 inch choke at a stabilised rate of 1.5 MMscfd gas and 500 barrels per day water with 1,000 psi flowing well head pressure.

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DST-3 was conducted by perforating 20 net meters over the gross interval 5,425 to 5,474 meters.  DST-3 flowed during clean-up at a stabilised rate of 0.65 MMscfd of gas with 270 psi flowing well head pressure.

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DST-4 was conducted by perforating 56 net meters over the gross interval 5,193 to 5,321 meters.  DST-4 flowed during clean-up at a stabilised rate of 1.0 MMscfd of gas with 530 psi flowing well head pressure.

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DST-5 was conducted in the Upper Cretaceous by perforating 15 net meters over the gross interval 3,592.5 to 3,630 meters.  DST-5 flowed during clean-up at a stabilised rate of 6.5 MMscfd gas and 600 barrels per day condensate with 2,530 psi flowing well head pressure.

With the successful completion of these drill stem tests, the well has been suspended and the Perro Negro 3 (PN-3) jack-up drilling rig has been de-hired.

KG#33 Well
The KG#33 appraisal well commenced drilling on November 4, 2008 using the Atwood Beacon jack-up drilling rig.  The well is located approximately 6.5 kilometers northeast of the KG#8 discovery in approximately 109 meters of water depth in the southeastern portion of the KG Offshore Block in the Deen Dayal East fault block.  The well was directionally drilled to a total depth of 5,126 meters being a total vertical depth of 4,596 meters.  The objective of the KG#33 location is to explore the hydrocarbon potential of the Lower Cretaceous sequence in the Deen Dayal East fault block and correlate to the KG#16 discovery well.

GSPC as operator conducted three drill stem tests on the KG#33 well over the 313 gross meter interval of 4,555 to 4,868 meters, the results of which are as follows:

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DST-1, the first drill stem test was conducted by perforating 5.0 net meters over the gross interval 4,828 to 4,868 meters.  This DST-1 flowed during clean-up, on a 20/64 inch choke, at a stabilised rate of 0.7 MMscfd gas with 800 pounds per square inch flowing well head pressure.  DST-1 was subsequently stopped and the operator performed a hydraulic fracture over the same 5 meter interval.  The result was DST-1A which had an increase in flow through a 16/64 inch choke to a stabilized rate of 6.3 MMscfd gas with 5,500 psi flowing will head pressure.

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DST-2 was conducted by perforating a net interval of 34.5 meters over a gross interval from 4,692 to 4,752 meters.  DST-2 recorded flow during clean-up, on a 16/64 inch choke at a stabilised rate of 0.9 MMscfd with a 700 psi flowing well head pressure.

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DST-3 was conducted by perforating a 5 meter interval from 4,596 to 4,601 meters.  A hydraulic fracture job was conducted over this interval resulting in a stabilised flow during clean-up through a 24/64 inch choke of 4.8 MMscfd with a 1,730 flowing well head pressure.

With the successful completion of these drill stem tests, the KG#33 well has been suspended and the Atwood Beacon jack-up drilling rig has been de-hired.

KG#19 Well
The KG#19 exploratory well is located approximately 11 kilometers northeast of the KG#8 discovery in approximately 198 meters of water depth in the southeastern portion of the KG Offshore Block in the Deen Dayal East fault block.  The KG#19 well commenced drilling on May 2, 2008 using the Essar Wildcat self propelled semi-submersible drilling rig.  The well was suspended after setting the casing at 889 meters so that the Essar Wildcat rig could be repaired with a new 15,000 psi blow out preventer.  The Essar Wildcat rig resumed drilling the KG#19 well on January 1, 2009.  The well was vertically drilled to a total depth of 5,357 meters being a total vertical depth of 5,351 meters.  The objective of the KG#19 location is to explore and probe the hydrocarbon potential of the Lower Cretaceous sequence in the Deen Dayal East fault block.

The KG#19 well was successfully logged and a seven inch liner was run to total depth.  GSPC had originally identified two zones for testing covering the intervals 4,440 to 4,535 meters and 4,800 to 4,960 meters.  GSPC subsequently chose to conduct only one drill stem test.  DST-1 was conducted by perforating 33 net meters over the gross interval 4,455 to 4,530 meters.  DST-1 successfully flowed during clean-up at a stabilized flow rate of 3.8 MMscfd gas and 70 barrels per day of condensate with a 2,440 psi flowing well head pressure.

GSPC, as operator has elected to suspend the KG#19 well and move the Essar Wildcat to a new location, the KG#20-SS.

KG#20-SS Well
The KG-20-SS is expected to commence drilling in early September, 2009 using the Essar Wildcat self propelled semi-submersible drilling rig. The KG#20-SS is located approximately 5.22 kilometers to the northeast of the KG#19 well in approximately 480 meters of water.  The well is planned to be drilled vertically to a depth of approximately 5,275 meters.  The objective of the KG#20-SS is to explore four targets with a strong amplitude signature on seismic in the Lower Cretaceous Sequence in glauconitic sands similar to that which was encountered in the KG#19 well.

Carried Interest Dispute on the KG Offshore Block
GeoGlobal and GSPC continue to have discussions to seek to resolve the previously announced dispute between them relating to GSPC’s claim under the terms of the Carried Interest Agreement.  As at August 31, 2009, no definitive settlement agreement has been entered into.

Ankleshwar Block
On February 26, 2009, GSPC as operator applied for a six month extension of Phase I to September 30, 2009 to complete the exploratory drilling commitment of fourteen wells, which approval has been granted.

Drilling of the three exploratory wells (Ank-34, Ank-36 and Ank-37) which commenced during the second quarter of 2009 is now complete and two of those wells are currently testing.  Two exploratory wells (Ank-35 and Ank-38) which commenced drilling in August 2009 continue to drill.

As at August 31, 2009, ten wells have been or are being drilled on this block.  Of those ten wells, two are currently drilling, one (Ank-21) is suspended awaiting the submission of the oil discovery appraisal plan, two are testing (Ank-34 and Ank-36) and five are to be abandoned.  Four exploratory wells remain to be drilled under the Phase I Minimum Work Program.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Deccan Syneclise, and Rajasthan basin areas.

Cautionary Statement to Investors
This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The Company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves on an annual basis.

The Company’s forward looking statements include, among others, its statements and estimates as to:
•  the likelihood that recoverable hydrocarbon reserves may exist in the geographic areas in which the Company has an interest and the quantity, if any, of those reserves and when, if ever, the Company may realize revenues from any reserves that are established,
•  the cost and likelihood of success of the parties in fulfilling the work commitments under the Production Sharing Contracts (PSCs) to which the Company is a party,
•  the timing of activities under the PSCs and the ability of the related work commitments to be fulfilled and completed within the times contemplated by the PSCs,
•  the availability of drilling rigs, personnel and other services and equipment at acceptable and reasonable prices to fulfill the work commitments,
•  the ability of those drilling rigs to perform to meet expectations in the temperature, pressure and depth conditions to which they are subjected,
• the ability of the operator under the PSCs to complete successful wells and to market and deliver any hydrocarbons produced, and
• the availability of funds in the amounts required and at the times required to fulfill the Company’s participation interest obligations in pursuing these exploration activities and the Company’s ability to obtain in a timely manner all required consents, waivers and extensions from the Directorate General of Hydrocarbons or the Government of India (GOI) as and when required to maintain compliance with the Company’s PSCs.

There can be no assurance as to the outcome of these activities that are described as forward looking. Investors are cautioned that any such forward-looking statements are not guarantees of the success of the Company's oil and gas exploration, development and drilling activities or the commercially productive success of any of its wells, all of which involve risks and uncertainties.

The exploration blocks in which the Company has an interest are highly speculative exploration opportunities and pursuing the development of the exploration blocks involves material risks to the Company and its investors.  Additional risks and uncertainties may arise out of seeking to do business overseas where political and other world events may disrupt the Company's plans, intentions and expectations.  The Company’s PSCs relating to its India exploration blocks provide that by the end of each phase of exploration, the contracting parties shall have fulfilled certain specified minimum work commitments. The PSCs also have provisions for termination of the PSC on account of various reasons specified therein including material breach of the contract. This failure to timely complete the minimum work commitment may be deemed to constitute such a breach. The termination of a PSC by the GOI would result in the loss of the Company’s interest in the PSC other than contract areas of the PSC determined to encompass "commercial discoveries". In the event a PSC is terminated by the GOI, or in the event the work program is not fulfilled by the end of the relevant exploration phase, the PSC provides that each party to the PSC is to pay to the GOI its participating interest share of an amount which is equal to the amount that would be required to complete the minimum work program for that phase.

There can be no assurance that Gujarat State Petroleum Corporation  may not be successful in its efforts to obtain payment from the Company on account of exploration costs it has expended on the KG Offshore Block for which it asserts the Company is liable or that efforts to resolve the differences between the Company and GSPC relating to this issue can be resolved amicably.

Additional important risk factors are described in the Company's periodic reports filed with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.  The filings may be viewed at http://www.sec.gov and www.sedar.com.

For further information contact:
GeoGlobal Resources Inc.	The Equicom Group
Allan J. Kent, Executive VP and CFO	Joanna Longo, Vice President
Carla Boland, Investor Relations and Corporate Affairs Phone: +1 403 777-9253 Email: info@geoglobal.com Fax: +1 403 777-9199 Website: www.geoglobal.com	Phone: +1 416 815-0700 x233 Fax: +1 416 815-0080 Email: jlongo@equicomgroup.com